Exhibit (j)(i)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING VP Natural Resources Trust:

We consent to the use of our report, incorporated herein by reference, dated February 17, 2006, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

April 26, 2006